Exhibit 99.1
Cidara Therapeutics Provides Corporate Update and Reports Fourth Quarter and Full Year 2022 Financial Results
SAN DIEGO, March 23, 2023 — Cidara Therapeutics, Inc. (Nasdaq: CDTX), a biotechnology company developing long-acting therapeutics designed to help improve the standard of care for patients facing serious diseases, today reported financial results for the three months and full year ended December 31, 2022 and provided an update on its corporate activities and product pipeline.
“We have completed a transformational 2022 for Cidara and are carrying that momentum into 2023 with the recent U.S. Food and Drug Administration (FDA) approval of rezafungin for the treatment of candidemia and invasive candidiasis in adult patients with limited or no alternative treatment options. This approval enables Cidara to receive a $20.0 million regulatory milestone payment under the terms of our agreement with Melinta Therapeutics,” said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara. “Rezafungin is the first new drug in this indication in over a decade and our U.S. commercial partner, Melinta, is well-positioned to bring rezafungin to the U.S. market. Importantly, under the terms of our agreement with Melinta, Cidara is eligible to receive up to $40.0 million in additional regulatory milestones, and up to $370.0 million in commercial milestones, plus tiered royalties in the low double digits to mid-teens on U.S. net sales of rezafungin. These expected revenues would help advance our Cloudbreak® drug-Fc conjugate (DFC) platform programs and the completion of our ongoing global Phase 3 ReSPECT prophylaxis study.”
Dr. Stein continued, “We are also very pleased with the progress of our Cloudbreak DFC programs. We recently announced promising Phase 2a data for our lead influenza DFC, CD388, partnered with Janssen Pharmaceuticals. In addition, we announced the nomination of our first oncology DFC candidate, CBO-212, and presented preclinical data at the ESMO-TAT conference. We are currently conducting investigational new drug (IND)-enabling activities for CD421, which is an enhanced version of CBO-212. We look forward to providing further updates on these programs later this year as well as data from new oncology and antiviral programs.”
Recent Corporate Highlights
•Together with Melinta Therapeutics, announced FDA Approval of REZZAYOTM (rezafungin for injection) for the Treatment of Candidemia and Invasive Candidiasis: On March 22, 2023, the FDA approved REZZAYO for the treatment of candidemia and invasive candidiasis in adults with limited or no alternative treatment options. REZZAYO is the first new treatment option approved for patients with candidemia and invasive candidiasis in over a decade, and is the only available once-weekly echinocandin. Cidara is eligible to receive a $20.0 million regulatory milestone payment under the terms of our agreement with Melinta in connection with the FDA’s approval of REZZAYO.

•Raised $19.5 million from concurrent but separate public offerings: In March 2023, Cidara sold and issued 11,086,000 shares of its common stock and 286,000 shares of its Series X Convertible Preferred stock in two concurrent but separate underwritten public offerings. The gross proceeds to Cidara from these offerings, before deducting underwriting discounts and commissions and estimated offering expenses, were approximately $19.5 million.
•Raised $8.9 million from at-the-market offering: During the period from January 1, 2023, through March 20, 2023, Cidara sold 6,158,799 shares of common stock for gross proceeds of approximately $8.9 million before deducting placement agent fees, under a controlled equity offering sales agreement with Cantor Fitzgerald & Co.
•Announced interim Phase 2a data assessing the safety and efficacy of a single dose of CD388 in an influenza challenge model: In March 2023, Cidara announced efficacy and safety data from a planned interim analysis of the ongoing Phase 2a trial evaluating the pre-exposure prophylactic activity of CD388 against the H3N2 influenza A virus strain, as of a February 13, 2023 data cut-off. As evidenced by animal efficacy studies, CD388 has the potential to be a long-acting antiviral drug designed to deliver universal prevention of seasonal and pandemic influenza A and B strains. The planned interim analysis of our Phase 2a study provided preliminary evidence that CD388 may effectively prevent influenza and supports our belief in the potential of DFCs from our Cloudbreak platform. The study is being conducted under an exclusive worldwide license and collaboration agreement with Janssen Pharmaceuticals, Inc. (Janssen), one of the Janssen Pharmaceutical Companies of Johnson & Johnson, to develop and commercialize DFCs for the prevention of seasonal and pandemic influenza.
•Presented at the ESMO Targeted Anticancer Therapies Congress: In March 2023, Cidara presented preclinical data on a CD73-targeting DFC candidate, from the Cloudbreak platform, at the ESMO Targeted Anticancer Therapies Congress (ESMO TAT). The presented preclinical studies evaluated the functional activity, internalization and inhibition of CD73 in both cell-free and cell-based assays.
•Regained compliance with Nasdaq listing requirements: In February 2023, Cidara received formal notice from The Nasdaq Stock Market, LLC (Nasdaq) Hearings Panel (the Panel) that Cidara had regained compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2), subject to a discretionary Panel Monitor until November 9, 2023.
•Expanded relationship with WuXi XDC: In February 2023, Cidara and WuXi XDC announced an expansion of their existing collaboration in which WuXi XDC will provide IND-enabling chemistry, manufacturing and controls (CMC) development services for Cidara’s oncology DFC program.
•Together with Melinta Therapeutics, announced FDA Advisory Committee recommendation to approve rezafungin for the treatment of candidemia and invasive candidiasis: In January 2023, the FDA Antimicrobial Drugs Advisory Committee voted favorably 14 to 1 that Cidara provided sufficient evidence in its New Drug Application (NDA) to support a favorable benefit-risk assessment for a limited use indication for rezafungin for the treatment of candidemia and invasive candidiasis in adult patients with limited or no alternative treatment options.

•Nominated first oncology Cloudbreak candidate: In January 2023, Cidara announced it has selected its first oncology DFC candidate from the Company’s Cloudbreak platform. The candidate, CBO-212, is a first-in-class inhibitor of CD73, a cancer immunotherapy target that contributes to immune evasion by flooding the microenvironment surrounding tumors with adenosine, a potent immune cell suppressor. Cidara is currently advancing its lead oncology DFC candidate, CD421, which is an enhanced version of CBO-212 that confers reduced immunogenic properties, through IND-enabling studies.
•Received first U.S. patent for lead influenza DFC, CD388: In December 2022, the U.S. Patent and Trademark Office issued U.S. Patent No. 11,510,992 for CD388, a highly potent, long-acting DFC designed to achieve universal prevention of seasonal and pandemic influenza. The patent, entitled Compositions and Methods for the Treatment of Viral Infections, is the first issued for CD388 and includes claims directed to the composition of matter of CD388. The patent is projected to expire in 2039, plus any available patent term extension.
•Participated in the World Antiviral Congress: In December 2022, Dr. Stein participated in a panel discussion at the World Antiviral Congress. The panel discussed pandemic preparedness and therapeutic approaches, including predictions on the next viral threat, development of broad-spectrum drugs and platforms to engineer novel therapeutics.
•Together with Melinta Therapeutics, announced peer-reviewed publication of results from the Phase 3 ReSTORE trial in The Lancet: In November 2022, results from the global Phase 3 pivotal ReSTORE trial of rezafungin for the treatment of candidemia and invasive candidiasis were published in The Lancet. The publication, entitled, “Rezafungin versus caspofungin for treatment of candidaemia and invasive candidiasis (ReSTORE): a multicentre, double-blind, double-dummy, randomised phase 3 trial,” details the efficacy and safety of rezafungin, including the statistical noninferiority of once-weekly rezafungin compared to the current standard of care, once-daily caspofungin.
•Presented at the Stifel Healthcare Conference: In November 2022, Dr. Stein presented at the Stifel Healthcare Conference. The presentation focused on Cidara’s Cloudbreak platform, which couples potent inhibitors to a human antibody fragment to create long-acting DFCs designed to inhibit multiple disease targets.
Fourth Quarter and Full Year 2022 Financial Results
•Revenue totaled $10.2 million and $64.3 million for the three months and full year ended December 31, 2022, respectively, compared with $7.2 million and $49.6 million for the same periods in 2021.
Revenue for the year ended December 31, 2022 included $25.9 million of revenue recognized upon transfer of an intellectual property license to Melinta in August 2022. The remaining revenue for the year ended December 31, 2022 relates to the achievement of milestones and ongoing research and development and clinical supply services provided to Mundipharma, Janssen and Melinta of $14.3 million, $23.3 million and $0.8 million, respectively.

Revenue for the year ended December 31, 2021 included $27.0 million of revenue recognized upon transfer of an intellectual property license to Janssen in May 2021. The remaining revenue for the year ended December 31, 2021 relates to the achievement of milestones and ongoing research and development and clinical supply services provided to Mundipharma and Janssen of $13.2 million and $9.4 million, respectively.
•Cash and cash equivalents totaled $32.7 million as of December 31, 2022, compared with cash, cash equivalents and restricted cash of $62.3 million as of December 31, 2021.
•As of December 31, 2022, Cidara had 72,470,440 shares of common stock outstanding, and 1,818,472 shares of Series X Convertible Preferred Stock outstanding, which are convertible into 18,184,720 shares of common stock.
•Research and development expenses were $20.1 million and $75.5 million for the three months and full year ended December 31, 2022, respectively, compared to $19.0 million and $73.1 million for the same periods in 2021. The increase in research and development expenses for the full year ended December 31, 2022 compared to the full year ended December 31, 2021 is primarily due to increased expense associated with our Cloudbreak antiviral platform, offset by lower clinical expenses associated with the rezafungin clinical trials and lower personnel costs.
•General and administrative expenses were $3.4 million and $18.5 million for the three months and full year ended December 31, 2022, respectively, compared to $5.0 million and $18.7 million for the same periods in 2021. The decrease in general and administrative expenses is primarily due to lower consulting and personnel costs.
•Net loss for the three months ended December 31, 2022 was $13.4 million, compared to a net loss of $16.8 million for the three months ended December 31, 2021. Net loss for the full year ended December 31, 2022 was $29.8 million, compared to a net loss of $42.5 million for the year ended December 31, 2021.

About Cidara Therapeutics
Cidara is developing long-acting therapeutics designed to help improve the standard of care for patients facing serious diseases. The Company’s portfolio is comprised of new approaches aimed at transforming existing treatment and prevention paradigms, first with its lead Phase 3 antifungal candidate, rezafungin, in addition to DFCs targeting viral and oncology diseases from Cidara’s proprietary Cloudbreak® platform. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “anticipates,” “believe,” “could,” “expect,” “may,” “plan” or “will”. Forward-looking statements in this release include, but are not limited to, statements related to Melinta’s ability to bring rezafungin to the U.S. market, the completion of the ongoing global Phase 3 ReSPECT prophylaxis study, whether CD388, CD421, or any Cloudbreak DFC candidate will be safe or effective, whether we will submit an IND for CD421, and whether REZZAYO will be prescribed by physicians and reimbursed by public and private payors. Such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, such as unanticipated delays in or negative results from Cidara’s preclinical or clinical trials, delays in action by regulatory authorities due to limitations on inspections and other COVID-19-related effects, and impacts of the COVID-19 pandemic or other obstacles on the enrollment of patients or other aspects of CD388 development. These and other risks are identified under the caption “Risk Factors” in Cidara’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and other filings subsequently made with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Cidara does not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.
INVESTOR CONTACT:
Brian Ritchie
LifeSci Advisors
(212) 915-2578
britchie@lifesciadvisors.com
MEDIA CONTACT:
Patrick Bursey
LifeSci Communications
(203) 430-9545
pbursey@lifescicomms.com

CIDARA THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
(In thousands, except share and per share data)	2022	2021	2022	2021
Revenues:	(unaudited)
Collaboration revenue	$10,219	$7,225	$64,288	$49,572
Total revenues	10,219	7,225	64,288	49,572
Operating expenses:
Research and development	20,058	19,013	75,520	73,087
General and administrative	3,428	4,982	18,486	18,740
Total operating expenses	23,486	23,995	94,006	91,827
Loss from operations	(13,267)	(16,770)	(29,718)	(42,255)
Other income (expense):
Interest income (expense), net	162	(33)	191	(212)
Total other income (expense), net	162	(33)	191	(212)
Loss before income taxes	(13,105)	(16,803)	(29,527)	(42,467)
Income tax expense	(272)	—	(272)	—
Net loss and comprehensive loss	$(13,377)	$(16,803)	$(29,799)	$(42,467)
Basic and diluted net loss per common share	$(0.19)	$(0.26)	$(0.43)	$(0.81)
Shares used to compute basic and diluted net loss per common share	71,895,890	64,475,463	69,857,698	52,453,452

Condensed Consolidated Balance Sheet Data

	December 31,
	2022	2021
(In thousands)
Cash, cash equivalents, and restricted cash	$32,731	$62,273
Total assets	47,593	75,325
Term loan	—	2,591
Total liabilities	50,497	53,752
Total stockholders’ equity (deficit)	(2,904)	21,573